FORM 8-A


                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.   20549


              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR (g) OF THE
                       SECURITIES EXCHANGE ACT OF 1934



                           McDonald's Corporation
           -------------------------------------------------------
           (Exact name of registrant as specified in its charter)



            Delaware                                36-2361282
  ----------------------------                 ---------------------
    (State of incorporation                    (I.R.S. Employer
        or organization)                       Identification No.)


       One McDonald's Plaza
        Oak Brook, Illinois                           60521
  ----------------------------                 ---------------------
  (Address of principal executive offices)          (Zip Code)



  If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. /X/

  If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. / /

  Securities to be registered pursuant to Section 12(b) of the Act:

       Title of each class                Name of each exchange on which
       to be so registered                each class is to be registered
  ----------------------------            ------------------------------



  $150,000,000 - 6 5/8% Notes
    Due September 1, 2005                   New York Stock Exchange
  ---------------------------             ------------------------------


  Securities to be registered pursuant to Section 12(g) of the Act:


                                    None
                       -------------------------------
                              (Title of Class)

  Item 1.  Description of Registrant's Securities to be Registered

       The information required by this Item is set forth in the Registrant's Prospectus Supplement dated September 5, 1995 and Prospectus dated August 23, 1993, as filed with the Securities and Exchange Commission pursuant to Rule 424(b)(2), on pages S-2 and S-3 and 4 through 10 under the captions "Description of Notes" and "Description of Debt Securities", respectively, which information is incorporated herein by reference.

  Item 2.  Exhibits

       (a)  The Exhibits listed below are filed as a part of this report:

       1. Supplemental Indenture No. 23 between the Registrant and First Fidelity Bank, National Association, Trustee dated as of September 11, 1995.

       2.   Form of 6 5/8% Notes due September 1, 2005.

       (b)  The Exhibits listed below are incorporated herein by reference:

       1. Prospectus Supplement dated September 5, 1995 and Prospectus dated August 23, 1993, as filed with the Securities and Exchange Commission pursuant to Rule 424(b)(2).

       2. Restated Certificate of Incorporation dated as of November 15, 1994, incorporated herein by reference from Exhibit 3(a) of the Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

       3. By-Laws amended through November 15, 1994, incorporated herein by reference from Exhibit 3(b) of the Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

       4.   Instruments defining the rights of security holders, including
            Indentures:

            (a) 8.35% Subordinated Deferrable Interest Debentures due 2025. Form of Indenture between the Registrant and First Fidelity Bank, National Association, dated as of July 1, 1995, incorporated herein by reference from Schedule 13E-4/A Amendment No. 2 to Schedule 13E-4 Issue Tender Offer Statement of the Registrant, dated as of July 14, 1995, in connection with Form S-4 Registration Statement (File No. 33-58625) as filed with the Securities and Exchange Commission on May 31, 1995.

            (b) Debt Securities. Indenture dated as of March 1, 1987 incorporated herein by reference from Exhibit 4(a) of Form S-3 Registration Statement (File no. 33-12364).

                 (i) Supplemental Indenture No. 5 incorporated herein by reference from Exhibit (4) of Form 8-K dated January 23, 1989.

                 (ii) 9-3/4% Notes due 1999. Supplemental Indenture No. 6 incorporated herein by reference from Exhibit
                        (4) of Form 8-K dated January 23, 1989.

                 (iii) Medium-Term Notes, Series B, due from nine months to 30 years from Date of Issue. Supplemental Indenture No. 12 incorporated herein by reference from Exhibit (4) of Form 8-K dated August 18, 1989 and Forms of Medium-Term Notes, Series B, incorporated herein by reference from Exhibit
                        (4)(b) of Form 8-K dated September 14, 1989.

                 (iv) 9-3/8% Notes due 1997. Form of Supplemental Indenture No. 14 incorporated herein by reference from Exhibit (4) of Form 10-K for the year ended December 31, 1989.

                 (v) Medium-Term Notes, Series C, due from nine months to 30 years from Date of Issue. Form of Supplemental Indenture No. 15 incorporated herein by reference from Exhibit 4(b) of Form S-3 Registration Statement (File no. 33-34762), dated May 14, 1990.

                 (vi) Medium-Term Notes, Series C, due from nine months (U.S. Issue)/184 days (Euro Issue) to 30 years from Date of Issue. Amended and restated Supplemental Indenture No. 16 incorporated herein by reference from Exhibit (4) of Form 10-Q for the period ended March 31, 1991.

                 (vii)  8-7/8% Debentures due 2011.  Supplemental
                        Indenture No. 17 incorporated herein by reference from Exhibit (4) of Form 8-K dated April 22, 1991.

                 (viii) Medium-Term Notes, Series D, due from nine months
                        (U.S. Issue)/184 days (Euro Issue) to 60 years from Date of Issue. Supplemental Indenture No. 18 incorporated herein by reference from Exhibit 4(b) of Form S-3 Registration Statement (File No. 33-42642), dated September 10, 1991.

                 (ix)   7-3/8% Notes due July 15, 2002.  Form of
                        Supplemental Indenture No. 19 incorporated herein by reference from Exhibit (4) of Form 8-K dated July 10, 1992.

                 (x) 6-3/4% Notes due February 15, 2003. Form of Supplemental Indenture No. 20 incorporated herein by reference from Exhibit (4) of Form 8-K dated March 1, 1993.

                 (xi) 7-3/8% Debentures due July 15, 2033. Form of Supplemental Indenture No. 21 incorporated herein by reference from Exhibit (4)(a) of Form 8-K dated July 15, 1993.

                 (xii) Medium-Term Notes, Series E, due from nine months (U.S. Issue)/ 184 days (Euro Issue) to 60 years from the Date of Issue. Supplemental Indenture No. 22 incorporated herein by reference from
                        Exhibit 4(b) of Form S-3 Registration Statement (File No. 33-60939), dated July 13, 1995.

            (c) Form of Deposit Agreement dated as of November 25, 1992 by and between McDonald's Corporation, First Chicago Trust Company of New York, as Depositary, and the Holders from time to time of the Depositary Receipts.

            (d) Rights Agreement dated as of December 13, 1988 between McDonald's Corporation and The First National Bank of Chicago, incorporated herein by reference from Exhibit 1 of Form 8-K dated December 23, 1988.

                 (i) Amendment No. 1 to Rights Agreement incorporated herein by reference from Exhibit 1 of Form 8-K dated May 25, 1989.

                 (ii) Amendment No. 2 to Rights Agreement incorporated herein by reference from Exhibit 1 of Form 8-K dated July 25, 1990.

            (e) Indenture and Supplemental Indenture No. 1 dated as of September 8, 1989, between McDonald's Matching and Deferred Stock Ownership Trust, McDonald's Corporation and Pittsburgh National Bank in connection with SEC Registration Statement Nos. 33-28684 and 33-28684-01, incorporated herein by reference from Exhibit (4)(a) of Form 8-K dated September 14, 1989.

            (f) Form of Supplemental Indenture No. 2 dated as of April 1, 1991, supplemental to the Indenture between McDonald's Matching and Deferred Stock Ownership Trust, McDonald's Corporation and Pittsburgh National Bank in connection with SEC Registration Statement Nos. 33-28684 and 33-28684-01, incorporated herein by reference from Exhibit
                 (4)(c) of Form 8-K dated March 22, 1991.

  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized on this 18th day of September, 1995.


                                McDONALD'S CORPORATION



                                By:  /S/ G. Lowell Dixon
                                     -------------------------------
                                     G. Lowell Dixon
                                     Vice President, Assistant General
                                     Counsel and Assistant Secretary